EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EastGroup Properties, Inc.:

We consent to the use of our reports as follows, which are all incorporated herein by reference:

•

Report dated February 27, 2007 with respect to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. Our report refers to a change in the method of accounting for the Company’s share-based payments as of January 1, 2006.

•	Report dated February 27, 2007 with respect to financial statement schedules III and IV as of December 31, 2006.
•

Report dated February 27, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006.

In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Jackson, Mississippi

July 18, 2007